                                                                    EXHIBIT 4.22

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                          c/o Prudential Capital Group
                              Four Gateway Center
                              100 Mulberry Street
                           Newark, New Jersey  07102

                                          November 16, 1993


INTERMET CORPORATION
2859 Paces Ferry Road
Suite 1600
Atlanta, Georgia  30339

         Subject:    Amendment to Note Agreement

LADIES AND GENTLEMEN:

         This letter is to amend the NOTE AGREEMENT dated as of December 11, 1992, as amended (the "Agreement"), between INTERMET CORPORATION (the "Company") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential"). Capitalized words and terms in this letter that are undefined shall have the same meaning as in the Agreement.

         Pursuant to paragraph 11C of the Agreement, Prudential and the Company agree to amend the Agreement effective as of October 3, 1993, as follows:

         1. The words "at the rate of 8.05% per annum" in paragraph 1 shall be replaced with the words "at the rate per annum specified therein".

         2. The amount of interest to be paid under the Notes shall be changed as of December 12, 1993 to the rate specified in the Note attached as Exhibit A to this letter. To effect this change, the current Exhibit A to the Note Agreement shall be replaced as of December 12, 1993 with a new Exhibit A in the form attached as Exhibit A to this letter and the Company agrees to sign and deliver to us a new Note, to be effective as of December 12, 1993, in the form attached as Exhibit A to this letter.

         3.      Paragraph 5A is amended:

                 (a)      by replacing the "120" in clause (ii) with "90";

                 (b) by replacing the phrase "within 120 days after" in clause (v) with the phrase "no later than 30 days prior to"; and

                 (c) by adding a new clause (ix) immediately before the period punctuation at the end of the first sentence thereof:

INTERMET CORPORATION
November 16, 1993
Page 2




                          "(ix)   within thirty (30) days after the end of each
                          calendar month:

                                  (a)      balance sheets of the Company,
                          Intermet Foundries, Inc. ("IFI") and Intermet Machining, Inc. ("IMI") as at the end of such month, presented on a consolidated and consolidating basis for the Company, IFI, and IMI,

                                  (b)      statements of cash flows of the
                          Company as at the end of such month, presented on a consolidated and consolidating basis for the Company, and

                                  (c)      the related statements of income of
                          the Company, IFI, and IMI as at the end of such month, presented on a consolidated and consolidating basis for the Company, IFI, and IMI, in each case, setting forth in comparative form the figures for such month shown in the budget prepared by the Company for its internal use (rather than the budget delivered under clause (v) above), all in reasonable detail and prepared by the chief financial officer or principal accounting officer of the Company in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes)."

         4. The Company need not comply with clause (ii) of paragraph 6A as of the Third Fiscal Quarter End 1993, and any Default or Event of Default from noncompliance with that provision during that fiscal quarter is hereby waived. Effective as of October 4, 1993, clause (ii) of paragraph 6A shall be replaced with the words "Intentionally Deleted".

         5. Effective as of October 4, 1993, a new clause (iii) of paragraph 6A shall be added as follows:

                 "(iii)   the Adjusted Fixed Charge Coverage Ratio, calculated
         for the immediately preceding four fiscal quarters, to fall below the ratio shown below for each fiscal quarter ending during the stated periods; provided that for the fiscal quarter ending on or about December 31, 1993, the Adjusted Fixed Charge Coverage Ratio shall be calculated for the period commencing on or about October 1, 1993 and ending on such date and for the fiscal quarters ending on or about March 31, 1994, June 30, 1994 and September 31, 1994, the Adjusted Fixed Charge Coverage Ratio shall be calculated for the period commencing on or about January 1, 1994 and ending on such date:

INTERMET CORPORATION
November 16, 1993
Page 3





                                                                        Minimum Adjusted
                                                                      Fixed Charge Coverage
          Period                                                               Ratio
         --------                                                   ----------------------------
         Fourth Fiscal Quarter End 1993                                      -2.30:1.0

         First Fiscal Quarter End 1994                                        0.10:1.0

         Second Fiscal Quarter End 1994                                       1.35:1.0

         Third Fiscal Quarter End 1994
           and thereafter                                                     1.50:1.0"

         6.      Paragraph 6B(2) shall be amended by replacing clauses (2) and
(3) in the second sentence thereof with the following:

                 "(2)     as of the last day of each fiscal quarter, Senior
         Funded Debt to exceed the following percentage of Total Capitalization as at each fiscal quarter ending during the stated periods:

                          Period                                             Ratio
                          ------                                             -----
         Third Fiscal Quarter End 1993 through
            Second Fiscal Quarter End 1994                                   52%

         Third Fiscal Quarter End 1994                                       50%

         Fourth Fiscal Quarter End 1994 through
            First Fiscal Quarter End 1995                                    49%

         Second Fiscal Quarter End 1995 and thereafter                       45%


                 (3) as of the last day of each fiscal quarter, the ratio of Funded Debt to Consolidated EBITDAR, calculated for the immediately proceeding four fiscal quarters, to exceed the ratio shown below for each fiscal quarter ending during the stated periods:

INTERMET CORPORATION
November 16, 1993
Page 4




                          Period                                         Ratio
                          ------                                         -----
         Third Fiscal Quarter End 1993 through
            Fourth Fiscal Quarter End 1993                               3.651.0

         First Fiscal Quarter End 1993                                   3.90:1.0

         Second Fiscal Quarter End 1994 and thereafter                   3.50:1.0;"

         7. Paragraph 10B of the Agreement shall be changed by adding the following definitions in the appropriate alphabetical order:

                 ""ADJUSTED CASH FLOW" shall mean, for any fiscal period of the Company, Consolidated EBITDAR minus the sum of (i) Capital Expenditures made by the Consolidated Companies during such fiscal period and (ii) taxes on income paid by the Consolidated Companies in cash (less cash refunds received) during such fiscal period to any federal, state or local authorities, determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, in the event that any of the Consolidated Companies receives a refund of taxes during the fourth fiscal quarter of 1993, such amount shall be added back to offset the payment of income taxes pursuant to subsection (ii) above in the first fiscal quarter of 1994.

                 "ADJUSTED FIXED CHARGE COVERAGE RATIO" shall mean, with respect to any fiscal period of the Company, the ratio of (A) Adjusted Cash Flow to (B) the sum of (i) Consolidated Interest Expense paid in cash during such fiscal period, (ii) Consolidated Rental Expense paid in cash during such fiscal period, and (iii) scheduled principal reductions of Funded Debt of the Consolidated Companies paid in cash during such fiscal period, as determined on a consolidated basis in accordance with GAAP.

                 "CAPITAL EXPENDITURES" shall mean, for any fiscal period of the Company, the sum of (i) cash expenditures by the Consolidated Companies during that fiscal period that, in conformity with GAAP, are included in "capital expenditures", "additions to property, plant or equipment" or comparable items in the financial statements of the Consolidated Companies, and (ii) to the extent not included in clause
         (i) above, cash expenditures for all net non-current assets of businesses acquired by the Consolidated Companies during that period, including all purchase price adjustments, other than such assets acquired in transactions where all or substantially all of the consideration paid for such assets consisted of capital stock of a Consolidated Company.

INTERMET CORPORATION
November 16, 1993
Page 5




                 "CONSOLIDATED EBITDAR" shall mean, for any fiscal period of the Company, an amount equal to (A) minus (B), where:

                 (A) is the sum for such fiscal period of Consolidated Net Income (Loss) and, to the extent subtracted in determining such Consolidated Net Income (Loss), provisions for:

                          (i)     taxes based on income,

                          (ii) Consolidated Interest Expense to the extent paid in cash,

                          (iii) Consolidated Rental Expense to the extent paid in cash,

                          (iv) charges taken in conformity with FASB 106 prior to fiscal year-end 1993, and

                          (v) depreciation and amortization expense of the Consolidated Companies during such period, and

                 (B) is any items of gain (or plus any items of loss) which were included in determining such Consolidated Net Income (Loss) and were (x) not realized in the ordinary course of business (whether or not classified as "ordinary" by GAAP),
                 (y) the result of any sale of assets, or (z) resulting from minority investments."

         8.      These changes to the Agreement shall become effective when:

                 (a) you have signed and returned to us two of the enclosed copies of this letter;

                 (b) you have signed and returned to us an original Note in the form attached as Exhibit A to this letter;

                 (c) you have provided to us a copy of a signed Waiver and Third Amendment to Credit Agreement in the form attached as Exhibit B to this letter;

                 (d) the Guarantors have signed and returned to us the Consent and Ratification of Guarantors attached to this letter;

INTERMET CORPORATION
November 16, 1993
Page 6




                 (e) Kilpatrick and Cody, or other counsel acceptable to us, have provided to us a favorable opinion satisfactory to us and substantially in the form attached as Exhibit C to this letter;

                 (f) you have paid to us, by check or wire transfer of immediately available funds, a modification fee of $20,000.00.

         9. Prudential hereby consents to the amendment of the Bank Agreement pursuant to the terms of the Waiver and Third Amendment to Credit Agreement in the form attached as Exhibit B to this letter.

         10. All of the terms, conditions and obligations under the Agreement shall remain in full force and effect as amended herein.

         11. This letter may be signed in any number of counterparts which will constitute one agreement when taken together. This letter shall also be construed and enforced in accordance with the laws of New York, without regard to its principles of conflicts of laws.

         12. The entire agreement of Prudential and the Company on the modification of the Agreement is set forth above, and supersedes any other prior or different agreement or understanding on such modification.





                           [Signatures on next page]

INTERMET CORPORATION
November 16, 1993
Page 7




         If you agree to the foregoing, please sign each copy of this letter enclosed and return two of them to us, together with the required documents described in paragraph 8 above.

                                               Very truly yours,

                                               THE PRUDENTIAL INSURANCE
                                                 COMPANY OF AMERICA


                                               By:
                                                  ----------------------------
                                                       Vice President



Agreed to and accepted this
November ___, 1993

INTERMET CORPORATION


By:
   ------------------------------
    Title:
          -----------------------

                     CONSENT AND RATIFICATION OF GUARANTORS


                 Each of the undersigned Guarantors acknowledges the changes to the Note Agreement, as amended, between INTERMET CORPORATION and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, dated as of December 11, 1992, to be effected by the letter agreement to which this Consent and Ratification of Guarantors is attached and further agrees that the SUBSIDIARY GUARANTY AGREEMENT dated as of December 11, 1992, to which it is a party shall remain in full force and effect after giving effect to those changes.

                 November ___, 1993.


                                  INTERMET FOUNDRIES, INC.
                                  COLUMBUS FOUNDRIES, INC.
                                  LYNCHBURG FOUNDRY COMPANY
                                  IRONTON IRON, INC.
                                  NORTHERN CASTINGS CORPORATION
                                  PENNSYLVANIA CASTINGS CORPORATION
                                  INTERMET INTERNATIONAL, INC.
                                  INTERMET MACHINING, INC.
                                  COMMERCIAL AND PRECISION MACHINING,
                                    INC.
                                  PBM INDUSTRIES, INC.
                                  INTERMOTIVE TECHNOLOGIES, INC.
                                  NEW RIVER CASTINGS COMPANY
                                  INTERMET ALUMINUM, INC.
                                  I.C. VENTURE, INC.


                                  By:
                                      ----------------------------------
                                      Title:
                                             ---------------------------

                                  Attest:
                                          ------------------------------
                                          Title:
                                                 -----------------------

                                                                       EXHIBIT C


                     [FORM OF OPINION OF COMPANY'S COUNSEL]




                                                               [Date of Closing]


THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
c/o Prudential Capital Group
Four Gateway Center
100 Mulberry Street
Newark, New Jersey  07102

LADIES AND GENTLEMEN:

We have acted as counsel for INTERMET CORPORATION (the "Company") in connection with the letter agreement dated November 16, 1993, between the Company and you (the "Letter Agreement"), pursuant to which the NOTE AGREEMENT, dated December 11, 1992, as amended, between the Company and you has been further amended and the Company has issued to you today its Senior Note due December 1, 2002, in the aggregate principal amount of $25,000,000 (the "Note"). All terms used herein that are defined in the Letter Agreement have the respective meanings specified in the Letter Agreement. This letter is being delivered to you in satisfaction of the condition set forth in paragraph 8 of the Letter Agreement and with the understanding that you are accepting the Note in reliance on the opinions expressed herein.

In this connection, we have examined executed originals of the Letter Agreement and Note, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

         Based on the foregoing, it is our opinion that:

                 1. The Company is a corporation validly existing and in good standing under the laws of the State of Georgia.

                 2. The Letter Agreement and Note have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
[Date of Closing]
Page 2





                 3. The Letter Agreement and Note have been duly authorized by all requisite corporate action and duly executed and delivered by authorized officers of the Company, and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Note is entitled to the benefits of the Note Agreement.

                 4. It is not necessary in connection with the issuance and delivery of the Note under the circumstances contemplated by the Letter Agreement to register the Note under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.

                 5. The extension, arranging and obtaining of the credit represented by the Note do not result in any violation of Regulation G, T or X of the Board of Governors of the Federal Reserve System.

                 6. The execution and delivery of the Letter Agreement and the Note, the issuance of the Note and the Company's performance of its obligations under the Letter Agreement and Note does not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company pursuant to, or require any authorization, consent, approval, exemption or other action by or notice to or filing with any court, administrative or governmental body or other Person (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) pursuant to, the charter or by-laws of the Company, any law (including any securities or Blue Sky law), statute, rule or regulation applicable to the Company or to our knowledge, any agreement, instrument, order, judgment or decree to which the Company is a party or otherwise subject.

                 7. The substantive laws of the State of New York (including laws relating to usury) would govern the transactions contemplated by the Letter Agreement and the Note (including, without limitation, the rates of interest payable with respect to the Note), and a State court of Georgia or a Federal court applying the conflicts of law rules of the State of Georgia would apply the substantive laws of the State of New York with respect to the Letter Agreement and the Note and the transactions contemplated thereby, including, without limitation, all matters relating to the validity, enforceability and construction thereof.

         This opinion may be relied upon by any Transferee.


                               Very truly yours,

                                                                       EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN VIOLATION OF SUCH ACT.

                       SENIOR NOTE DUE DECEMBER 11, 2002

No. R-2                                               As of December 12, 1993
$25,000,000

         FOR VALUE RECEIVED, the undersigned, INTERMET CORPORATION (herein called "Company"), a corporation organized and existing under the laws of the State of Georgia, hereby promises to pay to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, or registered assigns, the principal sum of TWENTY FIVE MILLION DOLLARS on December 11, 2002, with interest (computed on the basis of a 360-day year--30-day month) (a) on the unpaid principal balance thereof at the Specified Rate (as defined below) per annum from the date hereof, payable quarterly on the 11th day of March, June, September and December in each year, commencing with the March, June, September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Yield-Maintenance amount (as defined in the Note Agreement referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2.0% over the Specified Rate then in effect or (ii) 2.0% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its Prime Rate.

         The term "Specified Rate" as used in this Note shall mean the sum of 8.05% per annum and Additional Interest per annum, if any, as determined below. For the period from December 12, 1993 through June 11, 1994, Additional Interest is 1.00% per annum and thereafter, is that amount shown below based on two factors:

         (1) the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter (or fiscal year end, as the case may be) of the Company, commencing with the fiscal quarter ending on or about March 31, 1994), calculated for the immediately four fiscal quarters of the Company, and

         (2) percentage of Total Capitalization comprised of Senior Funded Debt of the Consolidated Companies as of the last day of each fiscal quarter (or fiscal year end, as the case may be) of the Company, commencing with the fiscal quarter ending on or about March 31, 1994.

The amount of Additional Interest determined as of the last day of each fiscal quarter (or fiscal year, as the case may be) of the Company shall be effective as of the 12th day of the March, June, September or December next succeeding, commencing June 12, 1994.

                                                                  Senior Funded Debt %
                                                                 of Total Capitalization
                                   --------------------------------------------------------------------------------
                                                                      Greater than 45%-
                                   Less Than or Equal to 45%       Less Than or Equal to 50%       Greater Than 50%
                                   -------------------------       -------------------------       ----------------
 Fixed Charge
Coverage Ratio(1)                                                         % Per Annum
- -----------------                  --------------------------------------------------------------------------------
Greater Than 2.00:1.0                      0                                 .50                           1.00

Greater Than 1.5:1.00 -
Less Than or Equal to 2.00:1.0              .75                              .75                           1.00

Less Than or Equal to 1.5:1.00             1.00                             1.00                           1.00

____________________
    (1) Calculated for the immediately preceding four fiscal quarters

If, however, the amount of Additional Interest determined under the foregoing matrix is zero for four consecutive fiscal quarters of the Company, then the Specified Rate of interest on this Note shall be 8.05% per annum at all times thereafter.

         Payments of principal or interest on any Yield-Maintenance Amount payable with respect to this Note are to be made at the main office of Morgan Guaranty Trust Company of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

         This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to a Note Agreement, dated as of December 11, 1992, as amended (herein called the "Agreement"), between the Company and The Prudential Insurance Company of America and is entitled to the benefits thereof.

         This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new
Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         The Company agrees to make prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

         In case an Event of Default, as defined in the Agreement, shall occur and be continuing,the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

         This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the law of such State. AS PROVIDED IN PARAGRAPH 11Q OF THE AGREEMENT, THE COMPANY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE.

                                                INTERMET CORPORATION

                                                By:
                                                    ----------------------
                                                    John D. Ernst
                                                    Vice President-Finance





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